Exhibit 10.1

CITIGROUP GLOBAL MARKETS INC. 390 GREENWICH STREET NEW YORK, NY 10013	MORGAN STANLEY SENIOR FUNDING, INC. 1585 BROADWAY NEW YORK, NY 10036

February 25, 2014

UTi Worldwide Inc.

c/o UTi, Services, Inc.

100 Oceangate, Suite 1500

Long Beach, CA 90802

Attention:	Richard Rodick

Executive Vice President and Chief Financial Officer

$150 Million Senior Secured Asset-Based Revolving Credit Facility and

Senior Secured Backstop Cash Flow Revolving Credit Facility

COMMITMENT LETTER

Ladies and Gentlemen:

UTi Worldwide Inc., a British Virgin Islands corporation (the “Company” or “you”), has advised Citi (as defined below) and MS (as defined below) that you desire to establish (i) a $150 million senior secured asset-based revolving credit facility (the “ABL Facility”) and (ii) to the extent, if any, that (x) availability under the ABL Facility on the Closing Date (as defined in Annex I attached hereto), prior to giving effect to any borrowings on the Closing Date plus (y) the Backstop Commitment Reduction Amount (as defined below), is less than $150 million, a senior secured backstop cash flow revolving credit facility in an amount to be determined on or prior to the Closing Date not to exceed, if greater than zero, the result of (I) $150 million minus (II) the borrowing base set forth in the Closing Date borrowing base certificate of the Company minus (III) the Backstop Commitment Reduction Amount (the “Backstop Facility”, and together with the ABL Facility, the “Facilities”, and each, a “Facility”), the proceeds of which would be used by the Company (i) to refinance or replace the Company’s (A) Credit Agreement dated as of June 24, 2011, among the Company, each of the subsidiary guarantors party thereto and Bank of the West, as amended from time to time (the “Bank of the West Facility”), (B) Agreement Relating to a Credit Facility dated as of January 28, 2013 between UTi Deutschland GmbH, a subsidiary of the Company, and Commerzbank Aktiengesellschaft, as amended from time to time (the “Commerzbank Facility”), (C) Amended and Restated Letter of Credit and Cash Draw Agreement dated as of June 24, 2011, among the Company, each of the subsidiary guarantors party thereto and Nedbank Limited, as amended from time to time (the “Nedbank Facility”), and (D) Amended and Restated Letter of Credit Agreement dated as of June 24, 2011, among the Company, each of the subsidiary guarantors party thereto and The Royal Bank of Scotland plc, as amended from time to time (the “RBS Facility”, and together with the Bank of the West Facility, the Commerzbank Facility and the Nedbank Facility, the “Existing Facilities”), (ii) to pay related transaction costs, fees and expenses, (iii) to provide working capital from time to time for the Borrowers (as defined in Annex I) and their subsidiaries and (iv) for other general corporate purposes of the Borrowers and their subsidiaries.

Subject to the terms and conditions of this commitment letter and the attached Annex I and Annex II (collectively, and together with the Fee Letter referred to below, and as amended or otherwise modified from time to time, this “Commitment Letter”), (a) Citigroup Global Markets Inc. (“CGMI”), on behalf of Citi (as defined below), is pleased to inform the Company of Citi’s several, but not joint, commitment to provide 50% of the entire principal amount of each Facility up to an aggregate principal amount of $75,000,000 and to act as administrative agent and collateral agent for each of the Facilities and (ii) MS is pleased to inform you of its several, but not joint, commitment to provide 50% of the entire principal amount of each Facility up to an aggregate principal amount of $75,000,000.

For purposes of this Commitment Letter, (a) “Citi” means CGMI, Citibank, N.A., Citicorp North America, Inc. and/or any of their affiliates as may be appropriate to consummate the transactions contemplated hereby; (b) “MS” means Morgan Stanley Senior Funding, Inc. and/or any of its affiliates as may be appropriate to consummate the transactions contemplated hereby; (c) “Commitment Party” means each of Citi and MS, (d) “Backstop Commitment Reduction Amount” means the sum of (i) the amount of any gross cash proceeds of the Convertible Notes in excess of $350 million issued on or prior to the Closing Date, taking into account the gross cash proceeds received from the exercise of any greenshoe option or other follow-on offering or size increase in respect of the Convertible Notes plus (ii) after the date hereof, the amount of any commitments obtained, or any gross cash proceeds received, by the Company or any of its subsidiaries from any Credit Facilities (whether or not in effect on the date hereof) on or prior to the Closing Date, and (e) “Credit Facilities” means, with respect to the Company or any of its subsidiaries, one or more debt facilities (other than the Facilities) or other financing arrangements providing for revolving credit loans, term loans, issuance of bonds, notes or similar instruments, letters of credit or other indebtedness; provided, that Credit Facilities shall not include any debt facilities or other financing arrangements consummated after the date hereof but prior to the Capital Markets Transactions and repaid in full on or prior to the Closing Date.

The commitment and other obligations of each Commitment Party hereunder are several and not joint. No Commitment Party is responsible for the performance of the obligations of another Commitment Party, and the failure of a Commitment Party to perform its obligations hereunder will not prejudice the rights of any other Commitment Party hereunder.

Section 1. Conditions Precedent. Each Commitment Party’s commitment and other obligations hereunder are subject to the following conditions precedent:

(a) the preparation, execution and delivery of mutually acceptable loan documentation, including without limitation, a credit agreement, security agreements, guaranties and other agreements, incorporating the terms and conditions outlined in this Commitment Letter (as amended or otherwise modified from time to time, the “Operative Documents”);

(b) the accuracy and completeness in all material respects of all representations that the Company makes to the Commitment Parties and all information that the Company furnishes to the Commitment Parties;

(c) the Company’s compliance with the terms of this Commitment Letter, including without limitation, the payment in full of all fees, expenses and other amounts payable under this Commitment Letter;

(d) the Company shall have received gross cash proceeds of not less than $525 million from the issuance by the Company of (i) not less than $350 million of convertible notes as described in the offering memorandum dated February 26, 2014 relating to the Convertible Notes (without giving effect to any subsequent modifications or amendments that are materially adverse to the Commitment Parties without the consent of the Commitment Parties) (the “Convertible Notes”), and (ii) not less than $175 million of preferred stock as described in the amendment to the memorandum of association of UTi Worldwide, Inc. attached as Annex B to the Share Purchase Agreement dated February 26, 2014 relating to the Preferred Stock (without giving effect to any subsequent modifications or amendments that are materially adverse to the Commitment Parties without the consent of the Commitment Parties) (the “Preferred Stock”, together with the Convertible Notes, the “Capital Markets Transactions”), in each case pursuant to registered offerings or private placements;

(e) the Company’s redemption of its 4.10% Senior Unsecured Guaranteed Notes, Series A, and 3.50% Senior Unsecured Guaranteed Notes, Series B, issued pursuant to a Note Purchase Agreement, dated as of January 25, 2013, among the Company, certain subsidiaries of the Company, as guarantors, The Prudential Insurance Company of America (“Prudential”) and a limited number of entities affiliated with, or managed by, Prudential, which redemption shall have occurred substantially concurrently with the Capital Markets Transactions;

(f) the satisfaction of the other conditions precedent to the closing of the Facilities contained in Annex I and Annex II; and

(g) the Company shall have engaged and be continuing to engage a financial advisor of nationally recognized standing reasonably acceptable to the Commitment Parties on terms and conditions, and with a scope of services, reasonably acceptable to the Commitment Parties.

Section 2. Commitment Termination. Each Commitment Party’s commitment and other obligations set forth in this Commitment Letter will terminate on the earlier of (a) the date the Operative Documents become effective, and (b) April 30, 2014. Notwithstanding the foregoing, the termination of any Commitment Party’s commitment and other obligations hereunder will not affect the Fee Letter or Sections 3 through 13, which provisions will survive any such termination.

Section 3. Syndication. Each Commitment Party reserves the right, before or after the execution of the Operative Documents, to syndicate all or a portion of each Facility (including all or part of such Commitment Party’s commitment) to one or more other financial institutions, that will become parties to the Operative Documents pursuant to a syndication to be managed by Citi (the financial institutions becoming parties to the Operative Documents being collectively referred to

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herein as the “Lenders”). Citi will manage all aspects of the syndication of the Facilities in consultation with the Company, including the timing of all offers to potential Lenders, the determination of the amounts offered to potential Lenders, the acceptance of commitments of the Lenders, the assignment of any titles (other than as set forth below) and the compensation to be provided to the Lenders.

The Company will take all reasonable action, as any Commitment Party may reasonably request, to assist the Commitment Parties in forming a syndicate reasonably acceptable to the Commitment Parties and reasonably acceptable to the Company, which acceptance will not be unreasonably withheld, conditioned or delayed. The Company’s assistance in forming such a syndicate will include, without limitation (a) making senior management and representatives of the Company available to participate in information meetings with potential Lenders at such times and places as any Commitment Party may reasonably request; (b) using the Company’s reasonable best efforts to ensure that the syndication efforts benefit from the Company’s existing lending relationships; (c) assisting (including using its reasonable best efforts to cause its affiliates and advisors to assist) in the preparation of a confidential information memorandum for each Facility and other marketing materials to be used in connection with the syndication of each Facility; and (d) promptly providing the Commitment Parties with all other information reasonably deemed necessary by any of them to successfully complete the syndication of each Facility.

The Company acknowledges that (a) the Commitment Parties may make available any Information and Projections (each as defined in Section 8) (collectively, the “Company Materials”) to potential Lenders by posting the Company Materials on IntraLinks, Debtdomain, the Internet or another similar electronic system (the “Platform”) and (b) certain of the potential Lenders may be public side Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Company or its securities) (each, a “Public Lender”). The Company agrees that (i) at the request of any Commitment Party, it will prepare a version of the information package and presentation to be provided to potential Lenders that does not contain material non-public information concerning the Company or its securities for purposes of United States federal and state securities laws; (ii) all Company Materials that are to be made available to Public Lenders will be clearly and conspicuously marked “PUBLIC” which, at a minimum, will mean that the word “PUBLIC” will appear prominently on the first page thereof; (iii) by marking Company Materials “PUBLIC,” the Company will be deemed to have authorized the Commitment Parties and the proposed Lenders to treat such Company Materials as not containing any material non-public information (although they may be confidential or proprietary) with respect to the Company or its securities for purposes of United States federal and state securities laws; (iv) all Company Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Lender;” and (v) the Commitment Parties will be entitled to treat any Company Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Lender.”

It is understood that in connection with your assistance described above, you will provide customary authorization letters (in the case of a public-side version of the Company Materials, containing a representation as to the absence of material non-public information therefrom), reasonably satisfactory to the Commitment Parties, authorizing the distribution of the Company Materials to prospective Lenders.

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To ensure an effective syndication of each Facility, the Company agrees that until the termination of the syndication (as determined by the Commitment Parties but which shall not occur later than 90 days after the Closing Date), the Company will not, and will not permit any of its affiliates to, syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, or engage in discussions concerning the syndication or issuance of, any debt facility or debt security (including any renewals thereof) in the commercial bank market or the international debt market, without the prior written consent of the Commitment Parties; provided, however, that the foregoing will not limit the Company’s ability to issue commercial paper, other short-term debt programs currently in place, equity or public debt securities, convertible debt securities pursuant to a private placement or any securities pursuant to the Capital Markets Transactions.

Citi will act as the sole administrative agent and collateral agent for each Facility, MS will act as syndication agent for each Facility, and CGMI and MS will act as joint lead arrangers and joint bookrunners for each Facility. It is understood and agreed that Citi will have “left” placement in all marketing materials and other documentation used in connection with each Facility. No additional agents, co-agents or arrangers will be appointed, no other titles awarded and no compensation (except as set forth in this Commitment Letter and the Fee Letter) will be paid, without the consent of the Commitment Parties; provided, however, that the parties hereto hereby agree that the existing relationship banks of the Company may be awarded roles and titles to be agreed upon by the parties hereto.

The Commitment Parties agree, for their mutual benefit and consideration, that from the date hereof until the earlier to occur of (a) the execution of a syndication management letter among the Commitment Parties and (b) the completion of the primary syndication of each Facility, without the consent of the other Commitment Parties, no Commitment Party will enter into any sale, assignment, participation, syndication of or other transfer of any kind whatsoever, including without limitation, by means of credit default, total return or other swaps or other synthetic transfers of risk, or agreement to do any of the foregoing, with respect to any loans or commitments under any Facility (a “Transfer”), unless such Transfer is first offered to the other Commitment Parties and such Transfer is made on a pro rata basis among all Commitment Parties electing to participate in such Transfer. Notwithstanding anything to the contrary, the restriction in the preceding sentence will not include Transfers to any commonly controlled affiliates of a Commitment Party (other than any such affiliate that is an investment fund organized for the purpose of investing in, trading or managing debt obligations similar to those of the Company); provided that such affiliate agrees to be bound by the terms set forth in this paragraph.

Section 4. Fees. In addition to the fees described in Annex I and Annex II, the Company will pay the non-refundable fees set forth in the letter agreement dated the date hereof (as amended or otherwise modified from time to time, the “Fee Letter”) among the Company and the Commitment Parties. The terms of the Fee Letter are an integral part of each Commitment Party’s commitment and other obligations hereunder and constitute part of this Commitment Letter for all purposes hereof.

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Section 5. Indemnification. The Company will indemnify and hold harmless each Commitment Party, each Lender and each of their respective affiliates and each of their respective officers, directors, employees, advisors, agents and representatives (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including without limitation, fees and disbursements of counsel), that may be incurred by or asserted or awarded against any Indemnified Party (including without limitation, in connection with any investigation, litigation or proceeding or the preparation of a defense in connection therewith), in each case, arising out of or in connection with or by reason of this Commitment Letter, the Operative Documents, the Facilities or the transactions contemplated hereby or thereby in connection with the Facilities or any actual or proposed use of the proceeds of any Facility, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, willful misconduct or material breach in bad faith of this Commitment Letter. In the case of an investigation, litigation or other proceeding to which the indemnity in this paragraph applies, such indemnity will be effective whether or not such investigation, litigation or proceeding is brought by the Company, any of its directors, security holders or creditors, an Indemnified Party or any other person or an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.

No Indemnified Party will have any liability (whether in contract, tort or otherwise) to the Company or any of its affiliates or any of their respective security holders or creditors for or in connection with the transactions contemplated hereby, except to the extent such liability is determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, willful misconduct or material breach in bad faith of this Commitment Letter. In no event, however, will any Indemnified Party be liable on any theory of liability for any special, indirect, consequential or punitive damages (including without limitation, any loss of profits, business or anticipated savings).

The Company acknowledges that information and other materials related to each Facility and the transactions contemplated hereby may be transmitted through the Platform. No Indemnified Party will be liable to the Company or any of its affiliates or any of their respective security holders or creditors for any damages arising from the use by unauthorized persons of information or other materials sent through the Platform that are intercepted by such persons.

Section 6. Costs and Expenses. The Company will pay, or reimburse the Commitment Parties on demand for, all reasonable and documented out-of-pocket costs and expenses incurred by any of them (whether incurred before or after the date hereof) in connection with each Facility and the preparation, negotiation, execution and delivery of this Commitment Letter and the Operative Documents, including without limitation, the reasonable fees and expenses of Skadden, Arps, Slate, Meagher & Flom LLP and local counsel, and the reasonable fees and expenses of the field examinations, collateral audits and appraisals conducted prior to the Closing Date in connection with this Commitment Letter, in U.S. Dollars in New York, New York or, at such Commitment Party’s direction, in the currency and at the place in which such costs or expenses were incurred, regardless of whether any of the transactions contemplated hereby are consummated. The Company will also pay all costs and expenses of the Commitment Parties (including without limitation, the reasonable fees and disbursements of counsel) incurred in connection with the

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enforcement of any of their respective rights and remedies under this Commitment Letter. In furtherance of the foregoing expense reimbursement obligation, the Company agrees that it shall promptly, and in any event within three business days after the closing of the Capital Markets Transactions, deliver to Citi a deposit of $500,000 (the “Initial Deposit”) to cover the costs and expenses described in this Section 6. If the Facilities do not close, then the Initial Deposit, minus all reimbursable costs and expenses, will be promptly refunded to you.

Section 7. Confidentiality. By accepting delivery of this Commitment Letter, the Company agrees that this Commitment Letter is for the Company’s confidential use only and that neither its existence nor its terms will be disclosed by the Company to any person other than the Company’s affiliates and its and their respective officers, directors, employees, advisors, agents and representatives (the “Company Representatives”), and then only on a confidential and “need to know” basis in connection with the transactions contemplated hereby; provided, however, that the Company may make such public disclosures of the terms and conditions hereof as the Company is required by law, in the opinion of the Company’s counsel, to make or in connection with any exercise of remedies under this Commitment Letter or the Operative Documents; provided, further, that after acceptance of this Commitment Letter by you, you may disclose the commitments set forth herein (but not the Fee Letter or any fees set forth therein) in any prospectus or offering memorandum relating to the issuance of your common stock or convertible debt securities, including, without limitation, any prospectus or offering memorandum relating to the Capital Markets Transactions. Notwithstanding any other provision in this Commitment Letter, the Commitment Parties hereby confirm that the Company and the Company Representatives will not be limited from disclosing the U.S. tax treatment or U.S. tax structure of any Facility.

Section 8. Representations and Warranties of the Company. The Company represents and warrants that (a) all information, other than Projections (as defined below), that has been or will hereafter be made available to any Commitment Party, any Lender or any potential Lender by the Company or any Company Representatives in connection with the transactions contemplated hereby (the “Information”) is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were or are made and (b) all financial projections, if any, that have been or will be prepared by the Company or any Company Representatives and made available to any Commitment Party, any Lender or any potential Lender (the “Projections”) have been or will be prepared in good faith based upon assumptions that are or were reasonable as of the date of the preparation of such Projections (it being understood that the Projections are subject to significant uncertainties and contingencies, many of which are beyond the Company’s control, and that no assurance can be given that the Projections will be realized). If, at any time from the date hereof until the termination of this Commitment Letter, any of the representations and warranties in the preceding sentence would not be accurate and complete in any material respect if the Information or Projections were being furnished, and such representations and warranties were being made, at such time, then the Company agrees to promptly supplement the Information or Projections from time to time so that the representations and warranties contained in this paragraph remain accurate and complete in all material respects under those circumstances.

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In providing this Commitment Letter and in arranging each Facility, the Commitment Parties are relying on the accuracy of the Information furnished to them by or on behalf of the Company or any Company Representatives without independent verification thereof.

Section 9. No Third Party Reliance, Not a Fiduciary, Etc. The agreements of the Commitment Parties hereunder and of any Lender that issues a commitment to provide financing under any Facility are made solely for the benefit of the Company and may not be relied upon or enforced by any other person. Please note that those matters that are not covered or made clear herein are subject to mutual agreement of the parties. The Company may not assign or delegate any of its rights or obligations hereunder without the Commitment Parties’ prior written consent. This Commitment Letter may not be amended or modified, or any provision hereof waived, except by a written agreement signed by all parties hereto, provided that the last paragraph of Section 3 may be amended or modified, or any provision thereof waived, by a written agreement signed by all of the Commitment Parties.

The Company hereby acknowledges that each of the Commitment Parties is acting pursuant to a contractual relationship on an arm’s length basis, and the parties hereto do not intend that the Commitment Parties act or be responsible as a fiduciary to the Company, its management, stockholders, creditors or any other person. Each of the Company and each Commitment Party hereby expressly disclaims any fiduciary relationship and agrees they are each responsible for making their own independent judgments with respect to any transactions entered into between them. The Company also hereby acknowledges that the Commitment Parties have not advised and are not advising the Company as to any legal, accounting, regulatory or tax matters, and that the Company is consulting its own advisors concerning such matters to the extent it deems appropriate.

The Company understands that each Commitment Party and its affiliates (each Commitment Party, together with its affiliates, being collectively, a “Group”) are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research). Members of each Group and businesses within each Group generally act independently of each other, both for their own account and for the account of clients. Accordingly, there may be situations where parts of a Group or their clients either now have or may in the future have interests, or take actions, that may conflict with the Company’s interests. For example, a Group may, in the ordinary course of business, engage in trading in financial products or undertake other investment businesses for their own account or on behalf of other clients, including without limitation, trading in or holding long, short or derivative positions in securities, loans or other financial products of the Company or its affiliates or other entities connected with any Facility or the transactions contemplated hereby.

In recognition of the foregoing, the Company agrees that no Group is required to restrict its activities as a result of this Commitment Letter and that each Group may undertake any business activity without further consultation with or notification to the Company. Neither this Commitment Letter nor the receipt by any Commitment Party of confidential information nor any other matter will give rise to any fiduciary, equitable or contractual duties (including without limitation, any duty of trust or confidence) that would prevent or restrict a Group from acting on behalf of other customers or for its own account. Furthermore, the Company agrees that no

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Group and no member or business of a Group is under a duty to disclose to the Company or use on behalf of the Company any information whatsoever about or derived from those activities or to account for any revenue or profits obtained in connection with such activities. However, consistent with each Group’s long-standing policy to hold in confidence the affairs of its customers, no Group will use confidential information obtained from the Company except in connection with its services to, and its relationship with, the Company; provided that each Group will be free to disclose information in any manner as required by law, regulation, regulatory authority or other applicable judicial or government order.

Section 10. Governing Law, Etc. This Commitment Letter and any right, remedy, obligation, claim, controversy, dispute or cause of action (whether in contract, tort or otherwise) based upon, arising out of or relating to this Commitment Letter and the transactions contemplated hereby will be governed by, and construed in accordance with, the law of the State of New York without regard to conflicts of law principles that would lead to the application of laws other than the law of the State of New York. This Commitment Letter sets forth the entire agreement between the parties with respect to the matters addressed herein and supersedes all prior communications, written or oral, with respect hereto. This Commitment Letter may be executed in any number of counterparts, each of which, when so executed, will be deemed to be an original and all of which, taken together, will constitute one and the same Commitment Letter. Delivery of an executed counterpart of a signature page to this Commitment Letter by facsimile will be as effective as delivery of an original executed counterpart of this Commitment Letter.

Section 11. Taxes; Payments. All payments under this Commitment Letter (including without limitation, the Fee Letter) will, except as otherwise provided herein, be made in U.S. Dollars in New York, New York and will be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto (collectively, “Taxes”). If the Company is required by law to deduct any Taxes from or in respect of any sum payable to any Commitment Party, such sum will be increased as may be necessary so that after making the required deductions, such Commitment Party receives an amount equal to the sum it would have received had no such deductions been made. The Company will promptly pay any and all such Taxes and will indemnify each Commitment Party for and hold it harmless against any such Taxes and any liability arising therefrom or with respect thereto. In addition, the Company will pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made under this Commitment Letter or from the execution or delivery of, or otherwise with respect to, this Commitment Letter.

To the fullest extent permitted by law, the Company will make all payments under this Commitment Letter regardless of any defense or counterclaim, including without limitation, any defense or counterclaim based on any law, rule or policy which is now or hereafter promulgated by any governmental authority or regulatory body and which may adversely affect the Company’s obligation to make, or the right of any Commitment Party to receive, such payments.

The obligation of the Company in respect of any sum due from it to each Commitment Party under this Commitment Letter will, notwithstanding any judgment in a currency other than U.S. Dollars, be discharged only to the extent that on the business day following receipt by such

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Commitment Party of any sum adjudged to be so due in such other currency such Commitment Party may in accordance with normal banking procedures purchase U.S. Dollars with such other currency; if the U.S. Dollars so purchased are less than the sum originally due to such Commitment Party in U.S. Dollars, the Company agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Commitment Party against such loss, and if the U.S. Dollars so purchased exceed the sum originally due to such Commitment Party in U.S. Dollars, such Commitment Party agrees to remit to the Company such excess.

Section 12. Waiver of Jury Trial. EACH PARTY HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS COMMITMENT LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES HERETO IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

Section 13. Consent to Jurisdiction, Etc. The Company irrevocably and unconditionally (i) agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or in equity, whether in contract, tort or otherwise, against any Commitment Party arising out of or in any way relating to this Commitment Letter or the transactions contemplated hereby in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, (ii) submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court, (iii) waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any such action, litigation or proceeding arising out of or relating to this Commitment Letter in any court referred to in this Section and (iv) waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action, litigation or proceeding in any such court. The Company hereby irrevocably appoints CT Corporation System (the “Process Agent”), with an office on the date hereof at 111 Eighth Avenue, 13th Floor, New York, New York 10011, United States, as its agent to receive on behalf of the Company and its property service of copies of the summons and complaint and any other notice, document or process which may be served in such action, litigation or proceeding. Such service may be made by mailing or delivering a copy of such process to the Company in care of the Process Agent, and the Company hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. As an alternative method of service, the Company also irrevocably consents to the service of any and all process in any such action, litigation or proceeding by the mailing of copies of such process to the Company at its address specified on the first page of this Commitment Letter. A final judgment in any such action, litigation or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing herein will affect the right of any Commitment Party to serve legal process in any other manner permitted by law or affect any Commitment Party’s right to bring any action, litigation or proceeding against the Company or its property in the courts of other jurisdictions. To the extent that the Company has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Company irrevocably waives such immunity in respect of its obligations under this Commitment Letter.

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Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Operative Documents by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the commitment provided hereunder is subject to the conditions precedent as expressly set forth herein and in the attached Annex I and Annex II.

Section 14. Patriot Act Compliance. Each Commitment Party hereby notifies the Company that pursuant to the requirements of the USA PATRIOT ACT (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrowers and the Guarantors (as defined in Annex I), which information includes the name and address of such Borrowers and such Guarantors and other information that will allow such Commitment Party to identify such Borrowers and such Guarantors in accordance with the Patriot Act. In that connection, each Commitment Party may also request corporate formation documents, or other forms of identification, to verify information provided.

Please indicate the Company’s acceptance of the provisions hereof by signing the enclosed copy of this Commitment Letter and the Fee Letter and returning them to Matthew Paquin, Director, Citigroup Global Markets Inc., 390 Greenwich Street, New York, New York 10013 (fax: 646.291.3361) at or before 5:00 p.m. (New York City time) on February 26, 2014, the time at which the commitment and other obligations of each Commitment Party hereunder (if not so accepted prior thereto) will terminate. If the Company elects to deliver this Commitment Letter by facsimile, please arrange for the executed original to follow by next-day courier.

[Signature pages follow.]

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Very truly yours,

CITIGROUP GLOBAL MARKETS INC.

By	/s/ Matthew Paquin
Name:	Matthew Paquin
Title:	Authorized Signer

[Signature page to Commitment Letter]

MORGAN STANLEY SENIOR FUNDING, INC.

By	/s/ Henrik Sandstrom
Name:	Henrik Sandstrom
Title:	Authorized Signatory

[Signature page to Commitment Letter]

ACCEPTED AND AGREED on February 25, 2014:

UTI WORLDWIDE INC.

By	/s/ Lance E. D’Amico
Name:	Lance E. D’Amico
Title:	Senior Vice President and
Chief Legal Officer

[Signature page to Commitment Letter]

ANNEX I

TO COMMITMENT LETTER

$150 MILLION SENIOR SECURED ASSET-BASED REVOLVING CREDIT FACILITY

SUMMARY OF TERMS AND CONDITIONS

This Summary of Terms and Conditions outlines certain terms of the ABL Facility referred to in the Commitment Letter dated as of February 25, 2014 addressed to UTi Worldwide Inc. from Citigroup Global Markets Inc. (“CGMI”) and Morgan Stanley Senior Funding, Inc. (“MS”) (the “Commitment Letter”). This Summary of Terms and Conditions is part of and subject to the Commitment Letter (including, but not limited to, the confidentiality provisions set forth therein). Certain capitalized terms used herein are defined in the Commitment Letter.

Borrowers:	UTi United States, Inc., a New York corporation; UTi Integrated Logistics LLC, a South Carolina limited liability company; UTi Inventory Management Solutions Inc., a Delaware corporation; Market Transport, Ltd, an Oregon corporation; Sammons Transportation, Inc., a Montana corporation; Concentrek Inc., an Arizona corporation; and UTi Transport Solutions Inc., an Oregon corporation (each a “Borrower”).

Guarantors:	UTi Worldwide Inc., a British Virgin Islands corporation (the “Parent”), and each of its existing and future direct and indirect subsidiaries (with exceptions to be agreed for immaterial subsidiaries), and including the Borrowers with respect to the obligations of the other Borrowers (collectively with the Parent, the “Guarantors” or the “Loan Parties”); provided that if any Guarantor that is a European Operating Subsidiary (to be defined in the Operative Documents) enters into any Credit Facility and the lenders thereunder require that such European Operating Subsidiary and one or more other European Operating Subsidiaries (collectively, the “Designated Released Guarantors”) not be a guarantor under the Facilities, then substantially simultaneously with the closing of such Credit Facility, the Designated Released Guarantors shall be released from their guarantees under the Operative Documents so long as, (i) no default or event of default exists under the Facilities both immediately before and after such Credit Facility becomes effective and (ii) to the extent that the Backstop Facility is in effect, the net cash proceeds of such Credit Facility are applied in accordance with the terms of the Backstop Facility.

Lenders:	Affiliates of each Arranger and other financial institutions or entities acceptable to the Arranger and the Parent (which acceptance by the Parent will not be unreasonably withheld, conditioned or delayed) (collectively, the “Lenders”).

Administrative Agent:	An affiliate of the CGMI (in such capacity, the “Administrative Agent”).

Collateral Agent:	An affiliate of the CGMI (in such capacity, the “Collateral Agent”).

Lead Arrangers and Bookrunners:	CGMI and MS (collectively, the “Arrangers”).

Letter of Credit Issuers:	An affiliate of CGMI, an affiliate of MS, and other Lenders (or affiliates of Lenders) acceptable to the Administrative Agent and the Borrowers (in such capacity, the “Issuers”).

The ABL Facility:[1]	A non-amortizing senior secured asset-based revolving credit facility made available to the Borrowers in a principal amount of up to $150 million (the “ABL Facility”, and together with the Backstop Facility defined in Annex II to the Commitment Letter, the “Facilities”), subject to Availability (as defined below), during the period from the Closing Date (as defined below) through the earlier of (i) the 5th anniversary of the Closing Date (the “Scheduled ABL Maturity Date”) and (ii) if the Convertible Notes have not been redeemed, refinanced or converted to equity in full on or before the date that is 6 months prior to the Scheduled ABL Maturity Date (and, in the case of a refinancing, to a date that is at least 6 months after the Scheduled ABL Maturity Date), then the date that is 6 months prior to the Scheduled ABL Maturity Date (the “ABL Termination Date”). All loans outstanding under the ABL Facility, including all Swing Loans (collectively, the “ABL Loans”) shall become due and payable on the ABL Termination Date.

[1]	In addition to the U.S. ABL facility described herein, the Commitment Parties will include a Canadian facility on terms customary for ABL loans of this type and mutually acceptable to the Commitment Parties and the Parent, with advance rates, Canadian borrowers, and additional Canadian guarantors to be mutually agreed.

A.	Letters of Credit. Up to $50 million of the ABL Facility, subject to Availability, will be available for the issuance of letters of credit by the Issuers for the account of the Borrowers (“Letters of Credit”); provided that neither Citi nor MS shall be required to issue Letters of Credit in excess of $25 million in the aggregate. No Letter of Credit will have a termination date after the 5th day preceding the ABL Termination Date and none shall have a term of more than one year; provided that Letters of Credit may provide for automatic renewals for additional one year periods so long as the termination date of such Letter of Credit is no later than the day set forth above. Letters of Credit outstanding will reduce availability under the ABL Facility on a dollar-for-dollar basis.

B.	Swing Loans: Up to $20 million of the ABL Facility, subject to Availability, will be available to the Borrowers for discretionary swing loans from the Administrative Agent (the “Swing Lender”, such swing loans, “Swing Loans”). Any Swing Loans will reduce availability under the ABL Facility on a dollar-for-dollar basis.

Closing Date:	The date on which the commitments under the ABL Facility become available, which date shall occur on or before April 30, 2014 (the “Closing Date”).

Availability:

Availability under the ABL Facility (the “Availability”) will be equal to (i) the lesser of (A) the Borrowing Base (as defined below) and (B) the then effective commitments under the ABL Facility minus (ii) such availability reserves as the Administrative Agent shall have the right to establish in its Permitted Discretion (as defined below).

“Permitted Discretion” shall mean a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender in a comparable asset-based lending transaction) business judgment. Any reserve established or modified by the Administrative Agent shall have a reasonable relationship to circumstances, conditions, events or contingencies that are the basis for such reserve, as reasonably determined, without duplication, by the Administrative Agent in good faith.

Borrowing Base:	“Borrowing Base” shall mean up to 85% of each Borrower’s eligible trade accounts receivable, less such eligibility reserves as the Administrative Agent shall have the right to establish in its Permitted Discretion.

Eligibility:	Eligibility of trade accounts receivable for purposes of computing “Availability” will be determined by the Administrative Agent in accordance with its customary criteria.

Purpose:	Proceeds of the ABL Facility will be used solely (i) to refinance or replace the Parent’s Existing Facilities, (ii) to pay related transaction costs, fees and expenses, (iii) to provide working capital from time to time for the Borrowers and their subsidiaries and (iv) for other general corporate purposes of the Borrowers and their subsidiaries.

Interest Rates and Fees:	As set forth on Annex A attached hereto and in the Fee Letter.

Optional Prepayments and Commitment Reductions:	The Borrowers may repay the ABL Loans at any time without premium or penalty (other than breakage costs, if applicable) and may reduce the commitments under the ABL Facility upon at least 3 business days’ notice; provided that each such reduction shall be in an amount of $5 million or multiples of $1 million in excess thereof and any mandatory prepayment resulting from such reduction shall have been made.

Mandatory Prepayments:	The Borrowers shall repay the outstanding ABL Loans under the ABL Facility (and cash collateralize outstanding Letters of Credit) to the extent that such ABL Loans (including Swing Loans) and Letters of Credit exceed the Availability.

Security:

All amounts owing by the Borrowers under the ABL Facility and by the Guarantors in respect thereof (including, without limitation, any exposure of a Lender or any affiliate of a Lender in respect of cash management or hedging transactions incurred on behalf of any Borrower or the Parent) will be secured by (x) if the Backstop Facility does not become effective on the Closing Date, a first priority perfected security interest in the Collateral (as defined below) or (y) if the Backstop Facility becomes effective on the Closing Date, (i) a first priority perfected security interest in the ABL Priority Collateral (as defined below) and (ii) a second priority perfected security interest in the Cash Flow Priority Collateral (as defined below).

“ABL Priority Collateral” means all of the Borrowers’ and the U.S. Guarantors’[2] existing and future (a) (i) accounts, (ii) inventory, (iii) payment intangibles and (iv) all instruments, documents, letter of credit rights and chattel paper evidencing, arising from or substituted for the foregoing, (b) all deposit accounts (including all cash, cash equivalents, financial assets, negotiable instruments and other evidence of payment, and other funds on deposit therein or credited thereto), and all securities accounts (including any and all investment property held therein or credited thereto) (excluding, in the case of this clause (b), (x) a deposit account designated by the Borrowers into which only identifiable proceeds of Cash Flow Priority Collateral are deposited, (y) a deposit account designated as a cash collateral account solely for the cash collateralization of letters of credit issued under the Backstop Facility and funds on deposit therein or credited thereto and (z) certain other excluded deposit accounts to be mutually agreed, including payroll disbursement accounts and accounts that hold de minimis amounts to be mutually agreed upon), (c) all accessions to, substitutions for and replacements of the foregoing, together with all books and records, databases, customer lists, credit files, computer files, programs, printouts and other computer materials and records related thereto and any general intangibles (excluding, for the avoidance of doubt, trademarks, trade names and other intellectual property

[2]	To include the Canadian Borrowers’ and Canadian Guarantors’ assets if a Canadian facility is included.

and capital stock (and any certificates evidencing such capital stock)) at any time evidencing or relating to any of the foregoing; and (d) to the extent not otherwise included, all proceeds (including without limitation, all insurance proceeds), supporting obligations and products of any and all of the foregoing and all collateral security and guarantees given by any person with respect to any of the foregoing, subject to customary exceptions for transactions of this type.

“Cash Flow Priority Collateral” means all of the Borrowers’ and the U.S. Guarantors’[3] and UTi (Netherlands) Holdings B.V.’s (“UTi Netherlands”) existing and future assets (limited, in the case of UTi Netherlands, to 100% of the capital stock of UTi (US) Holdings Inc.), including, without limitation, all intercompany notes owned by the Borrowers and the U.S. Guarantors,[4] all capital stock owned by the Borrowers and the U.S. Guarantors[5] (but, solely to the extent that material adverse tax consequences could reasonably be expected to otherwise result, as determined in good faith by the Parent after consultation with the Collateral Agent, not more than 65% of the voting capital stock of their respective foreign subsidiaries and excluding the capital stock of entities the primary assets of which are capital stock of foreign subsidiaries), and all equipment, investment property, instruments, chattel paper, material owned real estate, material leasehold interests, contracts, patents, copyrights, trademarks and other general intangibles, in each case other than ABL Priority Collateral, subject to customary exceptions for transactions of this type.

“Collateral” means the ABL Priority Collateral and the Cash Flow Priority Collateral.

[3]	To include the Canadian Borrowers’ and Canadian Guarantors’ assets if a Canadian facility is included.
[4]	To include the Canadian Borrowers’ and Canadian Guarantors’ assets if a Canadian facility is included.
[5]	To include the Canadian Borrowers’ and Canadian Guarantors’ assets if a Canadian facility is included. This includes the pledge of the equity interests owned by UTi (US) Holdings Inc. and Market Industries Ltd. (and similar pledges of Canadian holding company equity interests shall be pledged if a Canadian facility is included).

Intercreditor Agreement:

If the Backstop Facility becomes effective on the Closing Date, the priority of the security interests and related creditor rights among the ABL Facility and the Backstop Facility will be set forth in one or more customary intercreditor agreements (collectively, the “Intercreditor Agreement”). Such agreements shall be in form and substance reasonably acceptable to the Borrowers, the Arrangers, the Administrative Agent and the Collateral Agent.

Conditions Precedent to the Closing:	The Operative Documents will contain conditions precedent to the closing of the ABL Facility and the availability of the commitments thereunder (i) described in the Commitment Letter and (ii) the following:

A.	The Administrative Agent and the Collateral Agent or their counsel shall have received all Operative Documents, each executed by the parties thereto, together with such opinions of counsel, insurance certificates and endorsements, resolutions, organizational documents, secretary’s certificates and other closing documents as are customary for transactions of this type or as the Administrative Agent shall reasonably request, in each case in form and substance satisfactory to the Borrowers and their counsel, the Administrative Agent, the Collateral Agent and the Arrangers and their counsel, and each Lender and its counsel.

B.	All fees and expenses (including reasonable fees and expenses of counsel) required to be paid to the Administrative Agent, the Collateral Agent, the Arrangers and the Lenders on or before the Closing Date shall have been paid.

C.	The Lenders shall be satisfied in their reasonable judgment that the Borrowers’, the Guarantors’, and their respective subsidiaries’ existing debts and liens do not exceed an amount agreed upon prior to the Closing Date (which amounts shall include the debts and liens under the Facilities and under such other existing debt and liens permitted under the Operative Documents, including but not limited to, the Sumitomo Facility (as defined below) and the debt securities issued pursuant to the Capital Markets Transactions).

D.	The Parent shall have delivered a certificate from its chief financial officer, in form and substance satisfactory to the Administrative Agent, attesting to the solvency of the Borrowers and each of the Guarantors after giving effect to the transactions contemplated hereby.

E.	The absence of any fact, circumstance, event or condition that has had or could reasonably be expected to have a material adverse change in (i) the business, financial condition or operations of the Parent and its subsidiaries, taken as a whole, since October 31, 2013, (ii) the ability of the Borrowers or the Guarantors to perform their respective material obligations (including, without limitation, to grant liens and perform their payment obligations) under the Operative Documents or (iii) the ability of the Administrative Agent and the Lenders to enforce the Operative Documents (any of the foregoing being a “Material Adverse Change”).

F.	The Collateral Agent shall have valid and perfected liens on (or arrangements satisfactory to the Commitment Parties for perfection shall have been made) and security interests in the Collateral subject to customary exceptions with respect thereto; and all filing and recording fees and taxes shall have been duly paid; all search results reasonably requested with respect to the Borrowers and the Guarantors shall have been received by the Collateral Agent; and all filings and recordations required by the Operative Documents to perfect the Collateral Agent’s liens on and security interest in the Collateral on or prior to the Closing Date shall have been duly made or satisfactory arrangements for such filings shall have been made to make such filings and recordations on or after the Closing Date.

G.	The Existing Facilities and all liens granted thereunder, if any, shall have been terminated pursuant to documents in form and substance satisfactory to the Lenders; provided, that existing letters of credit and related reimbursement obligations under the RBS Facility may remain outstanding and be cash collateralized in an amount not to exceed $45 million.

H.	On the Closing Date, the Administrative Agent shall have received the initial borrowing base certificate as of the most recent month ended at least 5 calendar days prior to the Closing Date, in a form satisfactory to the Administrative Agent.

I.	On the Closing Date, after giving effect to the initial funding of any ABL Loans, loans under the Backstop Facility, if any, the issuance of any Letters of Credit hereunder or thereunder and the payment by the Borrowers of all transaction expenses, Excess Availability (as defined below) shall be at least $100 million.

J.	The Administrative Agent and the Lenders shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act, and requested at least 5 business days prior to the Closing Date.

K.	If Availability on the Closing Date, prior to giving effect to any borrowings on the Closing Date, is less than $150 million, the Backstop Facility shall have become effective.

L.	Prior to the Closing Date, the Administrative Agent shall have received the results of a field examination of each of the Loan Parties by a field examiner satisfactory to the Administrative Agent, which results shall be satisfactory to the Administrative Agent.

Conditions Precedent to Each ABL Loan and Letter of Credit:	On the funding date of each ABL Loan (and on the date of issuance of any Letter of Credit) (i) there shall exist no default (or any event which with the giving of notice or lapse of time or both would be a default) under the Operative Documents both immediately before and after giving effect to such ABL Loan (or the issuance of such Letter of Credit), (ii) the representations and warranties of the Loan Parties therein shall be true and correct in all material respects (although any representations and warranties that are qualified by “material”, “material adverse effect” or a similar term shall be true and correct in all respects) immediately prior to, and after giving effect to, such funding or issuance, (iii) the making of such ABL Loan (or the issuance of such Letter of Credit) shall not violate any requirement of law and shall not be enjoined, temporarily, preliminarily or permanently and (iv) both immediately before and after giving effect to such ABL Loan (or the issuance of such Letter of Credit), the sum of (x) the aggregate outstanding principal amount of all ABL Loans and (y) the aggregate stated amount of all Letters of Credit outstanding (plus any unreimbursed drawings relating thereto) (“Utilization”) shall not exceed Availability at such time.

Representations and Warranties:	The Operative Documents will contain representations and warranties customarily found in loan agreements for similar asset-based financings and other representations and warranties reasonably deemed by the Administrative Agent appropriate to the specific transaction (which will be applicable to the Parent and its subsidiaries), including, without limitation (subject to materiality qualifiers, exceptions, thresholds and limitations to be agreed) with respect to: valid existence, compliance with law, requisite power, due authorization, no conflict with agreements or applicable law, enforceability of the Operative Documents, ownership of subsidiaries, accuracy of financial statements and all other information provided, absence of Material Adverse Change, solvency, absence of material litigation, taxes, margin regulations, no burdensome restrictions, no default under material agreements or the Operative Documents, inapplicability of Investment Company Act or Public Utility Holding Company Act, use of proceeds, insurance, labor matters, ERISA, environmental matters, governmental authorization and other consents, casualty, collateral documents, compliance with OFAC, FCPA, anti-terrorism laws and anti-money laundering laws, borrowing base certificates, accounts and cash management, necessary rights to intellectual property and ownership of properties.

Affirmative Covenants:	The Operative Documents will contain affirmative covenants customarily found in loan agreements for similar asset-based financings and other affirmative covenants reasonably deemed by the Administrative Agent appropriate to the specific transaction (which will be applicable to the Parent and its subsidiaries), including, without limitation, the following (subject to materiality qualifiers, exceptions, thresholds, limitations and baskets to be agreed):

A.	Preservation of corporate existence.

B.	Compliance with laws (including ERISA and applicable environmental laws).

C.	Conduct of business.

D.	Payment of taxes.

E.	Maintenance of insurance.

F.	Access to books and records and visitation rights.

G.	Maintenance of books and records.

H.	Maintenance of properties.

I.	Use of proceeds.

J.	Provision of additional collateral, guarantees and mortgages.

K.	Further assurances.

L.	Compliance with OFAC, FCPA, anti-terrorism laws and anti-money laundering laws.

M.	Administration of Accounts.

N.	Cash management system.

Borrowing Base Reporting:	The Borrowing Base shall be reported on a monthly basis, unless (A) a default or an event of default has occurred and is continuing or (B) Excess Availability is less than the greater of (i) $18.75 million and (ii) 12.5%

of Availability for 3 consecutive calendar days, in which case the Borrowing Base shall be reported on a weekly basis, and shall continue to be reported on a weekly basis until such time as such default or event of default has been cured or waived and Excess Availability is equal to or exceeds the greater of (i) $18.75 million and (ii) 12.5% of Availability for 30 consecutive calendar days (each such period, the “Weekly Reporting Period”).

A Borrowing Base certificate in form and substance satisfactory to the Administrative Agent shall be delivered to the Administrative Agent (1) within 10 business days after the end of each fiscal month (for the month most recently ended), where the Borrowing Base is required to be reported on a monthly basis, and (2) by 5:00 p.m. New York City time on the third business day of each week (for the week most recently ended), where the Borrowing Base is required to be reported on a weekly basis.

As used herein, “Excess Availability” shall mean the amount by which Availability at such time exceeds Utilization (as defined above) at such time.

Additional Collateral Reporting and Field Examinations:	The Operative Documents will provide for delivery of monthly or weekly (depending on Excess Availability, as stipulated above) borrowing base certificates (including appropriate supporting data for such borrowing base certificates at such times and in form and substance as is satisfactory to the Administrative Agent) and other customary asset-based lending reporting requirements (including two collateral field exams and appraisals in any 12-month period (and (i) if Excess Availability is less than the greater of (x) $37.5 million and (y) 25% of Availability on any date, a third collateral field exam and appraisal may be added in the 12-month period following such date and (ii) during the continuation of any default that remains uncured for a period of 5 consecutive business days or event of default, such additional collateral field exams and appraisals as the Administrative Agent shall require) at the cost of the Borrowers, in each case satisfactory to the Administrative Agent, from an appraiser or consultant satisfactory to the Administrative Agent).

Cash Collections:

As soon as practicable, but in no event later than 60 calendar days after the Closing Date (or such later date agreed to by the Administrative Agent), cash collections shall be deposited into lock-box accounts, collection accounts, concentration accounts, and all other deposit accounts or securities accounts (other than certain excluded accounts to be agreed), in each case pursuant to a cash management system that is reasonably acceptable to the Administrative Agent and over which accounts the Administrative Agent shall have “control” (as such term is defined in the Uniform Commercial Code of the State of New York) and at all times after the day that is 60 calendar days after the Closing Date (or such later date agreed to by the Administrative Agent) that (x) Excess Availability is less than the greater of (i) $18.75 million and (ii) 12.5% of Availability for 3 consecutive calendar days or (y) an event of default under the ABL Facility shall have occurred and be continuing, such cash collections (in each case) shall be applied each business day pursuant to the payment waterfall to be set forth in the Operative Documents. Such daily paydowns will cease to apply on the first date on which no event of default under the Exit ABL Facility shall exist and Excess Availability is equal to or exceeds the greater of (A) $18.75 million and (B) 12.5% of Availability for 30 consecutive calendar days.

Mandatory repayments of ABL Loans and Swing Loans made pursuant to the immediately preceding paragraph above shall not reduce the commitments under the ABL Facility.

Negative Covenants:	The Operative Documents will contain negative covenants customarily found in loan agreements for similar asset-based financings and other negative covenants reasonably deemed by the Administrative Agent appropriate to the specific transaction (which will be applicable to the Parent and its subsidiaries), including, without limitation, the following (subject to materiality qualifiers, exceptions, thresholds, limitations and “baskets” to be agreed; provided that transactions of the type referenced in clauses (C), (E) and (F) shall be permitted if Payment Conditions (to be defined in the Operative Documents) have been satisfied):

A.	Limitations on debt and guarantees (other than debt existing on the Closing Date in respect of the Capital Markets Transactions and the Loan Agreement, dated as of October 21, 2013 (the “Sumitomo Facility”), between the Parent and Sumitomo Mitsui Banking Corporation (with permitted refinancings of the foregoing, if any, to be mutually agreed) and, to the extent permitted below, hedge agreements).

B.	Limitations on liens.

C.	Limitations on loans and investments.

D.	Limitations on asset dispositions, including, without limitation, the issuance and sale of capital stock of subsidiaries.

E.	Limitations on dividends, redemptions and repurchases with respect to capital stock.

F.	Limitations on cancellation of debt and on prepayments, redemptions and repurchases of debt (other than the ABL Loans and the loans under the Backstop Facility).

G.	Limitations on mergers, consolidations, acquisitions, joint ventures or creation of subsidiaries.

H.	Limitations on changes in business.

I.	Limitations on transactions with affiliates.

J.	Limitations on restrictions on distributions from subsidiaries and granting of negative pledges.

K.	Limitations on amendment of constituent documents and material agreements (including documents in respect of the Capital Markets Transactions), except for modifications that could not reasonably be expected to materially and adversely affect the interests of the Lenders.

L.	Limitations on changes in accounting treatment and reporting practices or the fiscal year.

M.	Limitations on sale/leasebacks.

N.	Limitations on speculative transactions except for the sole purpose of hedging in the normal course of business and consistent with industry practices.

O.	Limitations on use of proceeds.

P.	Limitations on holding companies.

Q.	OFAC, FCPA, anti-terrorism laws and anti-money laundering laws.

Springing Financial Covenant:	The Operative Documents will contain the following financial covenant (which will be applicable to the Parent and its subsidiaries):

Minimum fixed charge coverage ratio. At all times when Excess Availability is less than the greater of (a) 10% of Availability at such time and (b) $15 million, and continuing until such time as Excess Availability is equal to or exceeds (x) 10% of Availability at such time and (y) $15 million, for 30 consecutive calendar days (each such period, the “Financial Covenant Trigger Period”), compliance by the Parent and its subsidiaries on a consolidated basis with a springing minimum consolidated Fixed Charge Coverage Ratio (to be defined in the Operative Documents) of 1.00:1.00 tested on a trailing 4-quarter basis starting with the fiscal quarter most recently ended prior to the commencement of the applicable Financial Covenant Trigger Period.

Financial Reporting Requirements:	The Parent shall provide, without limitation: (i) quarterly consolidated financial statements of the Parent and its subsidiaries within 45 calendar days of quarter-end, certified by the Parent’s chief financial officer; (ii) annual audited consolidated financial statements of the Parent and its subsidiaries within 90 calendar days of year-end, certified with respect to such consolidated financial statements by independent certified public accountants of nationally recognized standing or otherwise reasonably acceptable to the Administrative Agent; (iii) projections with respect to the Parent for the balance of the term of the ABL Facility provided annually and annual business and financial plans provided in each case at least 30 calendar days prior to fiscal year-end; and (iv) during each Weekly Reporting Period, monthly financial information of the Parent and its subsidiaries (which information will be limited to revenue, operating income and certain other line items to be agreed upon) within 15 days of month-end, certified by the Parent’s chief financial officer.

Other Reporting Requirements:	The Operative Documents will contain other reporting requirements customarily found in similar asset-based financings and other reporting requirements reasonably deemed by the Administrative Agent appropriate to the specific transaction, including, without limitation, with respect to litigation, ERISA or environmental events.

Events of Default:	The Operative Documents will contain events of default customarily found in loan agreements for similar asset-based financings and other events of default reasonably deemed by the Administrative Agent appropriate to the specific transaction (which will be applicable to the Parent and its subsidiaries), including, without limitation, the following (subject, where customary and appropriate, to materiality qualifiers, exceptions and notice and grace periods to be agreed):

A.	Failure to pay principal, interest or any other amount when due.

B.	Representations and warranties incorrect in any material respect when given.

C.	Failure to comply with covenants.

D.	Cross-default to payment defaults, or default or event of default if the effect is to accelerate or permit acceleration.

E.	Failure to satisfy or stay execution of judgments in excess of specified amounts.

F.	Bankruptcy or insolvency.

G.	The existence of certain materially adverse employee benefit liabilities.

H.	Actual (or asserted by any Loan Party) invalidity or impairment of any Operative Document (including the failure of any lien to remain perfected and the priority thereof).

I.	Change of ownership or control.

Indemnification:	The Operative Documents will contain customary indemnification provisions (including coverage of environmental liabilities) by each of the Loan Parties (jointly and severally) in favor of the Administrative Agent, the Collateral Agent, the Arrangers, each Lender, the Swing Lender, each Issuer and each of their respective affiliates and the respective officers, directors, employees, agents, advisors, attorneys and representatives of each of them.

Expenses:	Each of the Loan Parties shall jointly and severally pay or reimburse the Administrative Agent, the Collateral Agent and the Arrangers for all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent, the Collateral Agent and the Arrangers (including reasonable attorneys’ fees and expenses) in connection with (i) the preparation, negotiation and execution of the Operative Documents; (ii) the syndication and funding of the ABL Loans and any issuance of Letters of Credit; (iii) the creation, perfection or protection of the liens under the Operative Documents (including all search, filing and recording fees); (iv) the field examinations and appraisals conducted prior to the Closing Date, and, following the Closing Date, pursuant to the terms set forth in this Annex I, and (v) the on-going administration of the Operative Documents (including the preparation, negotiation and execution of any amendments, consents, waivers, assignments, restatements or supplements thereto).

Each of the Loan Parties further agree to jointly and severally pay or reimburse the Administrative Agent, the Collateral Agent, the Swing Lender and each of the Lenders and Issuers for all reasonable and documented out-of-pocket costs and expenses, including reasonable attorneys’ fees and expenses, incurred by the Administrative Agent, the Collateral Agent, the Swing Lender or such Lenders and Issuers in connection with (i) the enforcement of the Operative Documents; (ii) any refinancing or restructuring of the ABL Facility in the nature of a “work-out” or any insolvency or bankruptcy proceeding; and (iii) any legal proceeding relating to or arising out of the ABL Facility or the other transactions contemplated by the Operative Documents.

Assignments and Participations:	Assignments must be in a minimum amount of $1 million and are subject to the approval of the Administrative Agent (such consent not to be unreasonably withheld or delayed), the Borrowers, which in the case of the Borrowers, shall not be unreasonably withheld or delayed (which consent shall be deemed to be given if the Borrowers have not objected within 10 business days of a request for a consent) or required during the continuance of a default or an event of default under the Operative Documents, the Swing Lender (such consent not to be unreasonably withheld or delayed), and each Issuer (such consent not to be unreasonably withheld or delayed), except in each case, with respect to any assignment to a Lender, an affiliate of a Lender or a fund engaged in investing in commercial loans that is advised or managed by a Lender. No participation shall include voting rights, other than for matters requiring consent of 100% of the Lenders. No assignments or participations shall be made at any time to any Loan Party, or any of their respective subsidiaries or affiliates.

Requisite Lenders:	Lenders holding at least a majority of the outstanding commitments and/or exposure under the ABL Facility (the “Requisite Lenders”).

Defaulting Lenders:	The ABL Facility shall include customary protective provisions (for the benefit of the Issuers and the Swing Lender) dealing with defaulting Lenders.

Amendments:	Requisite Lenders, except for (i) provisions customarily requiring approval by either affected Lenders or all Lenders (including, but not limited to, increases to any advance rates, changes to payment waterfall provisions and subordination of the obligations under the ABL Facility in right of payment to other obligations) and (ii) the consent of Lenders holding at least 66 2/3% of the outstanding commitments and/or exposure under the ABL Facility will be required for amendments or waivers of provisions relating to and changes in eligibility in respect of the Borrowing Base (other than increases to any advance rates) the effect of which would be to increase Availability.

Miscellaneous:	The Operative Documents will include (i) standard yield protection provisions (including, without limitation, provisions relating to compliance with risk-based capital guidelines, increased costs, payments free and clear of withholding taxes, and Dodd-Frank and Basel III, regardless of the date enacted, adopted or issued), (ii) a waiver of consequential damages, and (iii) normal agency, set-off and sharing language.

Governing Law and Submission to Exclusive Jurisdiction:	State of New York.

U.S. Counsel to Administrative Agent:	Skadden, Arps, Slate, Meagher & Flom LLP

ANNEX A

TO ANNEX I TO

COMMITMENT LETTER

$150 MILLION SENIOR SECURED ASSET-BASED REVOLVING CREDIT FACILITY

INTEREST RATES AND FEES

Interest Rates:	ABL Loans will bear interest, at the option of the Borrowers, at one of the following rates:

(i) the Applicable Margin (as defined below) plus Citibank, N.A.’s fluctuating Base Rate (as defined below), payable monthly in arrears; or

(ii) the Applicable Margin plus the current LIBO rate as determined by the Administrative Agent, adjusted for reserve requirements, if any, and subject to customary change of circumstance provisions, for interest periods of one, two, three or six months (the “LIBO Rate”), payable at the end of the relevant interest period, but in any event at least quarterly.

“Applicable Margin” means, for the first full fiscal quarter ending after the Closing Date, 1.25% per annum, in the case of Base Rate Loans, and 2.25% per annum, in the case of LIBO Rate Loans, and (b) thereafter, such higher or lower rates per annum determined by reference to the pricing grid set forth below (the “Pricing Grid”).

“Base Rate” means the highest of (i) Citibank, N.A.’s base rate, (ii) the LIBO Rate as determined for an interest period of one month plus 1% and (iii) the Federal Funds Effective Rate plus 1/2 of 1%.

Interest shall be calculated on the basis of the actual number of days elapsed in a 360-day year (or, in the case of Base Rate Loans determined by reference to Citibank, N.A.’s base rate, a 365/366-day year and actual days elapsed).

Default Interest:	With respect to overdue principal, the applicable interest rate plus 2.00% per annum, and with respect to any other overdue amount (including overdue interest), the interest rate applicable to Base Rate Loans plus 2.00% per annum and, in each case, shall be payable on demand. Default interest shall apply to principal and other obligations that are not paid when due, whether at stated maturity, by acceleration or otherwise (and without regard to any applicable grace periods).

Unused Commitment Fee:	From and after the Closing Date, a non-refundable unused commitment fee at the Unused Commitment Fee Rate will accrue as a percentage of Utilization, payable monthly in arrears and on the ABL Termination Date. The “Unused Commitment Fee Rate” means (i) if Utilization is greater than 50% of the commitments under the ABL Facility, 0.25% and (ii) if Utilization is less than or equal to 50% of the commitments under the ABL Facility, 0.375%, in each case calculated on the average daily undrawn portion of the commitments of each Lender (other than any defaulting Lender) under the ABL Facility (for such purpose, with outstanding Swing Loans not being treated as Utilization of the ABL Facility).

Letter of Credit Fees:	A percentage per annum equal to the Applicable Margin for LIBO Rate Loans to the Lenders and 0.125% per annum to the applicable Issuer will accrue on the outstanding undrawn amount of any Letter of Credit, payable monthly in arrears and computed on a 360-day basis. In addition, the Borrowers will pay to the applicable Issuer standard opening, amendment, presentation, wire and other administration charges applicable to each Letter of Credit.

Pricing Grid:

Average Excess Availability for the Preceding Quarter (expressed as a percentage of total	Applicable Margin for ABL Loans
Commitments)	LIBO Rate	Base Rate
> 66%	2.00%	1.00%
≤ 66% and > 33%	2.25%	1.25%
≤ 33%	2.50%	1.50%

ANNEX II

TO COMMITMENT LETTER

SENIOR SECURED BACKSTOP CASH FLOW REVOLVING CREDIT FACILITY

SUMMARY OF TERMS AND CONDITIONS

This Summary of Terms and Conditions outlines certain terms of the Backstop Facility referred to in the Commitment Letter dated as of February 25, 2014 addressed to UTi Worldwide Inc. from Citigroup Global Markets Inc. (“CGMI”) and Morgan Stanley Senior Funding, Inc. (“MS”) (the “Commitment Letter”). This Summary of Terms and Conditions is part of and subject to the Commitment Letter (including, but not limited to, the confidentiality provisions set forth therein). Certain capitalized terms used herein are defined in the Commitment Letter.

Borrowers:	UTi United States, Inc., a New York corporation; UTi Integrated Logistics LLC, a South Carolina limited liability company; UTi Inventory Management Solutions Inc., a Delaware corporation; Market Transport, Ltd, an Oregon corporation; Sammons Transportation, Inc., a Montana corporation; Concentrek Inc., an Arizona corporation; and UTi Transport Solutions Inc., an Oregon corporation (each a “Borrower”).

Guarantors:	UTi Worldwide Inc., a British Virgin Islands corporation (the “Parent”), and each of its existing and future direct and indirect subsidiaries (with exceptions to be agreed for immaterial subsidiaries), and including the Borrowers with respect to the obligations of the other Borrowers (collectively with the Parent, the “Guarantors” or the “Loan Parties”); provided that if any Guarantor that is a European Operating Subsidiary (to be defined in the Operative Documents) enters into any Credit Facility and the lenders thereunder require that such European Operating Subsidiary and one or more other European Operating Subsidiaries (collectively, the “Designated Released Guarantors”) not be a guarantor under the Facilities, then substantially simultaneously with the closing of such Credit Facility, the Designated Released Guarantors shall be released from their guarantees under the Operative Documents so long as, (i) no default or event of default exists under the Facilities both immediately before and after such Credit Facility becomes effective and (ii) the net cash proceeds of such Credit Facility are applied in accordance with the terms of the Backstop Facility.

Lenders:	Affiliates of each Arranger and other financial institutions or entities acceptable to the Arranger and the Parent (which acceptance by the Parent will not be unreasonably withheld, conditioned or delayed) (collectively, the “Lenders”).

Administrative Agent:	An affiliate of the CGMI (in such capacity, the “Administrative Agent”).

Collateral Agent:	An affiliate of the CGMI (in such capacity, the “Collateral Agent”).

Lead Arrangers and Bookrunners:	CGMI and MS (collectively, the “Arrangers”).

Letter of Credit Issuers:	An affiliate of CGMI, an affiliate of MS, and other Lenders (or affiliates of Lenders) acceptable to the Administrative Agent and the Borrowers (in such capacity, the “Issuers”).

The Backstop Facility:	A non-amortizing senior secured cash flow revolving credit facility made available to the Borrowers in a principal amount to be determined on or prior to the Closing Date not to exceed, if greater than zero, the result of (a) $150 million, minus (b) the borrowing base set forth in the Closing Date borrowing base certificate of the Company delivered pursuant to the ABL Facility, minus (c) the Backstop Commitment Reduction Amount (the “Backstop Facility”, and together with the ABL Facility defined in Annex I to the Commitment Letter, the “Facilities”), during the period from the Closing Date (as defined below) through the earlier of (x) the 5th anniversary of the Closing Date (the “Scheduled Backstop Maturity Date”) and (y) if the Convertible Notes have not been redeemed, refinanced or converted to equity in full on or before the date that is 6 months prior to the Scheduled Backstop Maturity Date (and, in the case of a refinancing, to a date that is at least 6 months after the Scheduled Backstop Maturity Date), then the date that is 6 months prior to the Scheduled Backstop Maturity Date (the “Backstop Termination Date”). All loans outstanding under the Backstop Facility (“Backstop Loans”) shall become due and payable on the Backstop Termination Date.

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Letters of Credit. Up to 100% of the commitments under the Backstop Facility will be available for the issuance of letters of credit by the Issuers for the account of the Borrowers (“Letters of Credit”). No Letter of Credit will have a termination date after the 5th day preceding the Backstop Termination Date and none shall have a term of more than one year; provided that Letters of Credit may provide for automatic renewals for additional one year periods so long as the termination date of such Letter of Credit is no later than the day set forth above. Letters of Credit outstanding will reduce availability under the Backstop Facility on a dollar-for-dollar basis.

Closing Date:	The date on which the commitments under the Backstop Facility become available, which date shall occur on or before April 30, 2014 (the “Closing Date”).

Purpose:	Proceeds of the Backstop Facility will be used solely (i) to refinance or replace the Parent’s Existing Facilities, (ii) to pay related transaction costs, fees and expenses, (iii) to provide working capital from time to time for the Borrowers and their subsidiaries and (iv) for other general corporate purposes of the Borrowers and their subsidiaries.

Interest Rates and Fees:	As set forth on Annex A attached hereto and in the Fee Letter.

Optional Prepayments and Commitment Reductions:	The Borrowers may repay the Backstop Loans at any time without premium or penalty (other than breakage costs, if applicable) and may reduce the commitments under the Backstop Facility upon at least 3 business days’ notice; provided that each such reduction shall be in an amount of $5 million or multiples of $1 million in excess thereof and any mandatory prepayment resulting from such reduction shall have been made.

Mandatory Prepayments and Commitment Reductions:	The Borrowers shall repay the outstanding Backstop Loans under the Backstop Facility (and cash collateralize outstanding Letters of Credit) to the extent that such Backstop Loans and Letters of Credit exceed the commitments under the Backstop Facility.

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Mandatory prepayments of the Backstop Loans (and cash collateralization of outstanding Letters of Credit), and mandatory reductions of the commitments under the Backstop Facility shall be required in an amount equal to 100% of any commitments obtained, or any gross cash proceeds received, by the Parent or any of its subsidiaries from any Credit Facilities (whether or not in effect on the Closing Date) and including gross cash proceeds received on or after the Closing Date pursuant to any greenshoe option exercised in respect of the Convertible Notes.

Security:

All amounts owing by the Borrowers under the Backstop Facility and by the Guarantors in respect thereof (including, without limitation, any exposure of a Lender or any affiliate of a Lender in respect of cash management or hedging transactions incurred on behalf of any Borrower or the Parent) will be secured by (i) a first priority perfected security interest in the Cash Flow Priority Collateral (as defined below) and (ii) a second priority perfected security interest in the ABL Priority Collateral (as defined below).

“ABL Priority Collateral” means all of the Borrowers’ and the U.S. Guarantors’[6] existing and future (a) (i) accounts, (ii) inventory, (iii) payment intangibles and (iv) all instruments, documents, letter of credit rights and chattel paper evidencing, arising from or substituted for the foregoing, (b) all deposit accounts (including all cash, cash equivalents, financial assets, negotiable instruments and other evidence of payment, and other funds on deposit therein or credited thereto), and all securities accounts (including any and all investment property held therein or credited thereto) (excluding, in the case of this clause (b), (x) a deposit account designated by the Borrowers into which only identifiable proceeds of Cash Flow Priority Collateral are deposited, (y) a deposit account designated as a cash collateral account solely for the cash collateralization of letters of credit issued under the Backstop Facility and funds on deposit therein or credited thereto and (z) certain other excluded deposit

[6]	To include the Canadian Borrowers’ and Canadian Guarantors’ assets if a Canadian ABL facility is included under the ABL Facility.

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accounts to be mutually agreed, including payroll disbursement accounts and accounts that hold de minimis amounts to be mutually agreed upon), (c) all accessions to, substitutions for and replacements of the foregoing, together with all books and records, databases, customer lists, credit files, computer files, programs, printouts and other computer materials and records related thereto and any general intangibles (excluding, for the avoidance of doubt, trademarks, trade names and other intellectual property and capital stock (and any certificates evidencing such capital stock)) at any time evidencing or relating to any of the foregoing; and (d) to the extent not otherwise included, all proceeds (including without limitation, all insurance proceeds), supporting obligations and products of any and all of the foregoing and all collateral security and guarantees given by any person with respect to any of the foregoing, subject to customary exceptions for transactions of this type.

“Cash Flow Priority Collateral” means all of the Borrowers’ and the U.S. Guarantors’[7] and UTi (Netherlands) Holdings B.V.’s (“UTi Netherlands”) existing and future assets (limited, in the case of UTi Netherlands, to 100% of the capital stock of UTi (US) Holdings Inc.), including, without limitation, all intercompany notes owned by the Borrowers and the U.S. Guarantors,[8] all capital stock owned by the Borrowers and the U.S. Guarantors[9] (but, solely to the extent that material adverse tax consequences could reasonably be expected to otherwise result, as determined in good faith by the Parent after consultation with the Collateral Agent, not more than 65% of the voting capital stock of their respective foreign subsidiaries and excluding the capital stock of entities the primary assets of which are capital stock of foreign subsidiaries), and all equipment, investment property, instruments, chattel paper, material

[7]	To include the Canadian Borrowers’ and Canadian Guarantors’ assets if a Canadian ABL facility is included under the ABL Facility.
[8]	To include the Canadian Borrowers’ and Canadian Guarantors’ assets if a Canadian ABL facility is included under the ABL Facility.
[9]	To include the Canadian Borrowers’ and Canadian Guarantors’ assets if a Canadian ABL facility is included under the ABL Facility. This includes the pledge of the equity interests owned by UTi (US) Holdings Inc. and Market Industries Ltd. (and similar pledges of Canadian holding company equity interests shall be pledged if a Canadian ABL facility is included under the ABL Facility).

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owned real estate, material leasehold interests, contracts, patents, copyrights, trademarks and other general intangibles, in each case other than ABL Priority Collateral, subject to customary exceptions for transactions of this type.

“Collateral” means the ABL Priority Collateral and the Cash Flow Priority Collateral.

Intercreditor Agreement:	If the Backstop Facility becomes effective on the Closing Date, the priority of the security interests and related creditor rights among the ABL Facility and the Backstop Facility will be set forth in one or more customary intercreditor agreements (collectively, the “Intercreditor Agreement”). Such agreements shall be in form and substance reasonably acceptable to the Borrowers, the Arrangers, the Administrative Agent and the Collateral Agent.

Conditions Precedent to the Closing:	The Operative Documents will contain conditions precedent to the closing of the Backstop Facility and the availability of the commitments thereunder (i) described in the Commitment Letter and (ii) the following:

A.	The Administrative Agent and the Collateral Agent or their counsel shall have received all Operative Documents, each executed by the parties thereto, together with such opinions of counsel, insurance certificates and endorsements, resolutions, organizational documents, secretary’s certificates and other closing documents as are customary for transactions of this type or as the Administrative Agent shall reasonably request,, in each case in form and substance satisfactory to the Borrowers and their counsel, the Administrative Agent, the Collateral Agent and the Arrangers and their counsel, and each Lender and its counsel.

B.	All fees and expenses (including reasonable fees and expenses of counsel) required to be paid to the Administrative Agent, the Collateral Agent, the Arrangers and the Lenders on or before the Closing Date shall have been paid.

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C.	The Lenders shall be satisfied in their reasonable judgment that the Borrowers’, the Guarantors’, and their respective subsidiaries’ existing debts and liens do not exceed an amount agreed upon prior to the Closing Date (which amounts shall include the debts and liens under the Facilities and under such other existing debt and liens permitted under the Operative Documents, including but not limited to, the Sumitomo Facility and the debt securities issued pursuant to the Capital Markets Transactions).

D.	The Parent shall have delivered a certificate from its chief financial officer, in form and substance satisfactory to the Administrative Agent, attesting to the solvency of the Borrowers and each of the Guarantors after giving effect to the transactions contemplated hereby.

E.	The absence of any fact, circumstance, event or condition that has had or could reasonably be expected to have a material adverse change in (i) the business, financial condition or operations of the Parent and its subsidiaries, taken as a whole, since October 31, 2013, (ii) the ability of the Borrowers or the Guarantors to perform their respective material obligations (including, without limitation, to grant liens and perform their payment obligations) under the Operative Documents or (iii) the ability of the Administrative Agent and the Lenders to enforce the Operative Documents (any of the foregoing being a “Material Adverse Change”).

F.

The Collateral Agent shall have valid and perfected liens on (or arrangements satisfactory to the Commitment Parties for perfection shall have been made) and security interests in the Collateral subject to customary exceptions with respect thereto; and all filing and recording fees and taxes shall have been duly paid; all search results reasonably requested with respect to the Borrowers and the Guarantors shall have been received by the Collateral Agent; and all filings and recordations required by the Operative Documents to perfect the Collateral Agent’s liens on and security interest in the Collateral on or prior to

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the Closing Date shall have been duly made or satisfactory arrangements for such filings shall have been made to make such filings and recordations on or after the Closing Date.

G.	The Existing Facilities and all liens granted thereunder, if any, shall have been terminated pursuant to documents in form and substance satisfactory to the Lenders; provided, that existing letters of credit and related reimbursement obligations under the RBS Facility may remain outstanding and be cash collateralized in an amount not to exceed $45 million.

H.	The ABL Facility shall have become effective.

I.	On the Closing Date, after giving effect to the initial funding of any loans under the ABL Facility, any Backstop Loans, the issuance of any Letters of Credit hereunder or thereunder and the payment by the Borrowers of all transaction expenses, Excess Availability (as defined in Annex I) shall be at least $100 million.

J.	The Administrative Agent and the Lenders shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act, and requested at least 5 business days prior to the Closing Date.

Conditions Precedent to Each Backstop Loan and Letter of Credit:	On the funding date of each Backstop Loan (and on the date of issuance of any Letter of Credit) (i) there shall exist no default (or any event which with the giving of notice or lapse of time or both would be a default) under the Operative Documents both immediately before and after giving effect to such Backstop Loan (or the issuance of such Letter of Credit), (ii) the representations and warranties of the Loan Parties therein shall be true and correct in all material respects (although any representations and warranties that are qualified by “material”, “material adverse effect” or a similar term shall be true and correct in all respects) immediately prior to, and after giving effect to, such funding or issuance, (iii) the making of such Backstop Loan (or the issuance

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of such Letter of Credit) shall not violate any requirement of law and shall not be enjoined, temporarily, preliminarily or permanently and (iv) both immediately before and after giving effect to such Backstop Loan (or the issuance of such Letter of Credit), the sum of (x) the aggregate outstanding principal amount of all Backstop Loans and (y) the aggregate stated amount of all Letters of Credit outstanding (plus any unreimbursed drawings relating thereto) shall not exceed the commitments under the Backstop Facility at such time.

Representations and Warranties:	The Operative Documents will contain representations and warranties customarily found in loan agreements for similar cash flow financings and other representations and warranties reasonably deemed by the Administrative Agent appropriate to the specific transaction (which will be applicable to the Parent and its subsidiaries), including, without limitation (subject to materiality qualifiers, exceptions, thresholds and limitations to be agreed) with respect to: valid existence, compliance with law, requisite power, due authorization, no conflict with agreements or applicable law, enforceability of the Operative Documents, ownership of subsidiaries, accuracy of financial statements and all other information provided, absence of Material Adverse Change, solvency, absence of material litigation, taxes, margin regulations, no burdensome restrictions, no default under material agreements or the Operative Documents, inapplicability of Investment Company Act or Public Utility Holding Company Act, use of proceeds, insurance, labor matters, ERISA, environmental matters, governmental authorization and other consents, casualty, collateral documents, compliance with OFAC, FCPA, anti-terrorism laws and anti-money laundering laws, cash management, necessary rights to intellectual property and ownership of properties.

Affirmative Covenants:	The Operative Documents will contain affirmative covenants customarily found in loan agreements for similar cash flow financings and other affirmative covenants reasonably deemed by the Administrative Agent appropriate to the specific transaction (which will be applicable to the Parent and its subsidiaries), including, without limitation, the following (subject to materiality qualifiers, exceptions, thresholds, limitations and baskets to be agreed):

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A.	Preservation of corporate existence.

B.	Compliance with laws (including ERISA and applicable environmental laws).

C.	Conduct of business.

D.	Payment of taxes.

E.	Maintenance of insurance.

F.	Access to books and records and visitation rights.

G.	Maintenance of books and records.

H.	Maintenance of properties.

I.	Use of proceeds.

J.	Provision of additional collateral, guarantees and mortgages.

K.	Further assurances.

L.	Compliance with OFAC, FCPA, anti-terrorism laws and anti-money laundering laws.

M.	Cash management system.

Negative Covenants:	The Operative Documents will contain negative covenants customarily found in loan agreements for similar cash flow financings and other negative covenants reasonably deemed by the Administrative Agent appropriate to the specific transaction (which will be applicable to the Parent and its subsidiaries), including, without limitation, the following (subject to materiality qualifiers, exceptions, thresholds, limitations and “baskets” to be agreed):

A.	Limitations on debt and guarantees (other than debt existing on the Closing Date in respect of the Capital Markets Transactions and the Loan Agreement, dated as of October 21, 2013 (the “Sumitomo Facility”), between the Parent and Sumitomo Mitsui Banking Corporation (with permitted refinancings of the foregoing, if any, to be mutually agreed) and, to the extent permitted below, hedge agreements).

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B.	Limitations on liens.

C.	Limitations on loans and investments.

D.	Limitations on asset dispositions, including, without limitation, the issuance and sale of capital stock of subsidiaries.

E.	Limitations on dividends, redemptions and repurchases with respect to capital stock.

F.	Limitations on cancellation of debt and on prepayments, redemptions and repurchases of debt (other than the loans under the ABL Facility and the Backstop Loans).

G.	Limitations on mergers, consolidations, acquisitions, joint ventures or creation of subsidiaries.

H.	Limitations on changes in business.

I.	Limitations on transactions with affiliates.

J.	Limitations on restrictions on distributions from subsidiaries and granting of negative pledges.

K.	Limitations on amendment of constituent documents and material agreements (including documents in respect of the Capital Markets Transactions), except for modifications that could not reasonably be expected to materially and adversely affect the interests of the Lenders.

L.	Limitations on changes in accounting treatment and reporting practices or the fiscal year.

M.	Limitations on sale/leasebacks.

N.	Limitations on speculative transactions except for the sole purpose of hedging in the normal course of business and consistent with industry practices.

O.	Limitations on use of proceeds.

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P.	Limitations on holding companies.

Q.	OFAC, FCPA, anti-terrorism laws and anti-money laundering laws.

Financial Covenant:	The Operative Documents will contain the following financial covenant (which will be applicable to the Parent and its subsidiaries):

Maximum Total Net Leverage Ratio. At all times, compliance by the Parent and its subsidiaries on a consolidated basis with a maximum Total Net Leverage Ratio (to be defined in the Operative Documents) of a ratio to be mutually agreed.

Financial Reporting Requirements:	The Parent shall provide, without limitation: (i) quarterly consolidated financial statements of the Parent and its subsidiaries within 45 calendar days of quarter-end, certified by the Parent’s chief financial officer; (ii) annual audited consolidated financial statements of the Parent and its subsidiaries within 90 calendar days of year-end, certified with respect to such consolidated financial statements by independent certified public accountants of nationally recognized standing or otherwise reasonably acceptable to the Administrative Agent; (iii) projections with respect to the Parent for the balance of the term of the Backstop Facility provided annually and annual business and financial plans provided in each case at least 30 calendar days prior to fiscal year-end; and (iv) during each Weekly Reporting Period, monthly financial information of the Parent and its subsidiaries (which information will be limited to revenue, operating income and certain other line items to be agreed upon) within 15 days of month-end, certified by the Parent’s chief financial officer.

Other Reporting Requirements:	The Operative Documents will contain other reporting requirements customarily found in loan documents for similar cash flow financings and other reporting requirements reasonably deemed by the Administrative Agent appropriate to the specific transaction, including, without limitation, with respect to litigation, ERISA or environmental events.

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Events of Default:	The Operative Documents will contain events of default customarily found in loan agreements for similar cash flow financings and other events of default reasonably deemed by the Administrative Agent appropriate to the specific transaction (which will be applicable to the Parent and its subsidiaries), including, without limitation, the following (subject, where customary and appropriate, to materiality qualifiers, exceptions and notice and grace periods to be agreed):

A.	Failure to pay principal, interest or any other amount when due.

B.	Representations and warranties incorrect in any material respect when given.

C.	Failure to comply with covenants.

D.	Cross-default to payment defaults, or default or event of default if the effect is to accelerate or permit acceleration.

E.	Failure to satisfy or stay execution of judgments in excess of specified amounts.

F.	Bankruptcy or insolvency.

G.	The existence of certain materially adverse employee benefit liabilities.

H.	Actual (or asserted by any Loan Party) invalidity or impairment of any Operative Document (including the failure of any lien to remain perfected and the priority thereof).

I.	Change of ownership or control.

Indemnification:	The Operative Documents will contain customary indemnification provisions (including coverage of environmental liabilities) by each of the Loan Parties (jointly and severally) in favor of the Administrative Agent, the Collateral Agent, the Arrangers, each Lender, each Issuer and each of their respective affiliates and the respective officers, directors, employees, agents, advisors, attorneys and representatives of each of them.

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Expenses:

Each of the Loan Parties shall jointly and severally pay or reimburse the Administrative Agent, the Collateral Agent and the Arrangers for all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent, the Collateral Agent and the Arrangers (including reasonable attorneys’ fees and expenses) in connection with (i) the preparation, negotiation and execution of the Operative Documents; (ii) the syndication and funding of the Backstop Loans and any issuance of Letters of Credit; (iii) the creation, perfection or protection of the liens under the Operative Documents (including all search, filing and recording fees); and (iv) the on-going administration of the Operative Documents (including the preparation, negotiation and execution of any amendments, consents, waivers, assignments, restatements or supplements thereto).

Each of the Loan Parties further agree to jointly and severally pay or reimburse the Administrative Agent, the Collateral Agent, and each of the Lenders and Issuers for all reasonable and documented out-of-pocket costs and expenses, including reasonable attorneys’ fees and expenses, incurred by the Administrative Agent, the Collateral Agent, or such Lenders and Issuers in connection with (i) the enforcement of the Operative Documents; (ii) any refinancing or restructuring of the Backstop Facility in the nature of a “work-out” or any insolvency or bankruptcy proceeding; and (iii) any legal proceeding relating to or arising out of the Backstop Facility or the other transactions contemplated by the Operative Documents.

Assignments and Participations:	Assignments must be in a minimum amount of $1 million and are subject to the approval of the Administrative Agent (such consent not to be unreasonably withheld or delayed), the Borrowers, which in the case of the Borrowers, shall not be unreasonably withheld or delayed (which consent shall be deemed to be given if the Borrowers have not objected within 10 business days of a request for a consent) or required during the continuance of a default or an event of default under the Operative Documents, and each Issuer (such consent not to be unreasonably withheld or delayed), except in each case, with respect to any assignment to a Lender, an affiliate of a Lender or a fund engaged in

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investing in commercial loans that is advised or managed by a Lender. No participation shall include voting rights, other than for matters requiring consent of 100% of the Lenders. No assignments or participations shall be made at any time to any Loan Party, or any of their respective subsidiaries or affiliates.

Requisite Lenders:	Lenders holding at least a majority of the outstanding commitments and/or exposure under the Backstop Facility (the “Requisite Lenders”).

Defaulting Lenders:	The Backstop Facility shall include customary protective provisions (for the benefit of the Issuers) dealing with defaulting Lenders.

Amendments:	Requisite Lenders, except for provisions customarily requiring approval by either affected Lenders or all Lenders (including, but not limited to, changes to payment waterfall provisions and subordination of the obligations under the Backstop Facility in right of payment to other obligations).

Miscellaneous:	The Operative Documents will include (i) standard yield protection provisions (including, without limitation, provisions relating to compliance with risk-based capital guidelines, increased costs, payments free and clear of withholding taxes, and Dodd-Frank and Basel III, regardless of the date enacted, adopted or issued), (ii) a waiver of consequential damages, and (iii) normal agency, set-off and sharing language.

Governing Law and Submission to Exclusive Jurisdiction:	State of New York.

U.S. Counsel to Administrative Agent:	Skadden, Arps, Slate, Meagher & Flom LLP

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ANNEX A

TO ANNEX II TO

COMMITMENT LETTER

SENIOR SECURED BACKSTOP CASH FLOW REVOLVING CREDIT FACILITY

INTEREST RATES AND FEES

Interest Rates:	Backstop Loans will bear interest, at the option of the Borrowers, at one of the following rates:

(i) the Applicable Margin (as defined below) plus Citibank, N.A.’s fluctuating Base Rate (as defined below), payable monthly in arrears; or

(ii) the Applicable Margin plus the current LIBO rate as determined by the Administrative Agent, adjusted for reserve requirements, if any, and subject to customary change of circumstance provisions, for interest periods of one, two, three or six months (the “LIBO Rate”), payable at the end of the relevant interest period, but in any event at least quarterly.

“Applicable Margin” means, for the first full fiscal quarter ending after the Closing Date, 2.50% per annum, in the case of Base Rate Loans, and 3.50% per annum, in the case of LIBO Rate Loans, and (b) thereafter, such higher or lower rates per annum determined by reference to the pricing grid set forth below (the “Pricing Grid”).

“Base Rate” means the highest of (i) Citibank, N.A.’s base rate, (ii) the LIBO Rate as determined for an interest period of one month plus 1% and (iii) the Federal Funds Effective Rate plus 1/2 of 1%.

Interest shall be calculated on the basis of the actual number of days elapsed in a 360-day year (or, in the case of Base Rate Loans determined by reference to Citibank, N.A.’s base rate, a 365/366-day year and actual days elapsed).

Default Interest:	With respect to overdue principal, the applicable interest rate plus 2.00% per annum, and with respect to any other overdue amount (including overdue interest), the interest rate applicable to Base Rate Loans plus 2.00% per annum and, in each case, shall be payable on demand. Default interest shall apply to principal and other obligations that are not paid when due, whether at stated maturity, by acceleration or otherwise (and without regard to any applicable grace periods).

Unused Commitment Fee:	From and after the Closing Date, a non-refundable unused commitment fee at the Unused Commitment Fee Rate, payable monthly in arrears and on the Backstop Termination Date. The “Unused Commitment Fee Rate” means a rate of 0.50% per annum; provided that if the Total Net Leverage Ratio is less than a ratio to be mutually agreed, the Unused Commitment Fee Rate shall be 0.375%, in each case calculated on the average daily undrawn portion of the commitments of each Lender (other than any defaulting Lender) under the Backstop Facility.

Letter of Credit Fees:	A percentage per annum equal to the Applicable Margin for LIBO Rate Loans to the Lenders and 0.125% per annum to the applicable Issuer will accrue on the outstanding undrawn amount of any Letter of Credit, payable monthly in arrears and computed on a 360-day basis. In addition, the Borrowers will pay to the applicable Issuer standard opening, amendment, presentation, wire and other administration charges applicable to each Letter of Credit.

Pricing Grid:

Total Net Leverage	Applicable Margin for Backstop Loans
Ratio	LIBO Rate	Base Rate
Pricing grid to be mutually agreed.

A-2